EXHIBIT 10.1

FIRST AMENDMENT TO LICENSE AGREEMENT

This FIRST AMENDMENT TO LICENSE AGREEMENT (the “First Amendment”) is made and effective as of August 9, 2012 (the “First Amendment Effective Date”), by and between Inspire Pharmaceuticals, Inc., a Delaware corporation having its principal place of business at One Merck Drive, Whitehouse Station, NJ 08889 (“Inspire”), and InSite Vision Incorporated, a Delaware corporation having its principal office at 965 Atlantic Ave., Alameda, CA 94501 (“InSite”).

BACKGROUND

A. WHEREAS, Inspire and InSite entered into that certain License Agreement, dated as of February 15, 2007 (the “Agreement”); and

B. WHEREAS, Inspire and InSite now desire to amend the Agreement as set forth below in this First Amendment;

NOW, THEREFORE, in consideration of the foregoing and the covenants and premises contained herein and in the Agreement, the Parties therefore agree as follows:

ARTICLE 1

AMENDMENT OF AGREEMENT

The Parties hereby amend the terms of the Agreement as provided below, effective as of the First Amendment Effective Date:

1.1 Amendment of Section 5.3 (a). Effective as of the First Amendment Effective Date, Section 5.3(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(a) For each of five (5) one-year Minimum Royalty Periods, which Minimum Royalty Periods shall commence on the Minimum Royalty Date and run consecutively for five (5) years thereafter, Inspire shall pay to InSite the annual minimum royalty payment for the applicable year as specified in Schedule 5.3(a) (each a “Minimum Royalty”), subject to any applicable reductions or offsets permitted under this Agreement; provided that twenty-five percent (25%) of the Minimum Royalty due during the applicable Minimum Royalty Period shall accrue on a calendar quarter basis during such Minimum Royalty Period and shall be paid quarterly as set forth in this Section 5.3(a), subject to any applicable reductions or offsets permitted under this Agreement.

(i) During each calendar quarter during each Minimum Royalty Period, in connection with the reports, payments and calculation of Inspire Royalties due during any such calendar quarter pursuant to Section 5.4, Inspire shall also determine the cumulative amount of Inspire Royalties accrued through the end of such quarter during the applicable Minimum Royalty Period. If the sum of (x) the cumulative amount of Inspire Royalties accrued through the end of such quarter during the applicable Minimum Royalty Period and (y) any Quarterly True Up

payments made pursuant to this Section 5.3(a) in connection with any prior calendar quarter during the same Minimum Royalty Period is less than (z) the cumulative Minimum Royalty amount which has accrued as of the end of the applicable calendar quarter (any such shortfall, a “Quarterly True Up”), then, in addition to the payment of Inspire Royalties that Inspire is obligated to make pursuant to Section 5.4, Inspire shall also pay InSite an amount equal to the Quarterly True Up. Any such Quarterly True Up payment shall be paid at the same time and in the same manner as the Inspire Royalties paid for such calendar quarter.

(ii) For example, during the Fifth Minimum Royalty Period, which runs from October 1, 2012 through September 30, 2013:

(A) US$4.75 Million of the total US$19 Million Minimum Royalty due during the Fifth Minimum Royalty Period shall accrue (and, if applicable, be payable) during each calendar quarter during the Fifth Minimum Royalty Period.

(B) If the cumulative amount of Inspire Royalties accrued during the first calendar quarter of the Fifth Minimum Royalty Period (i.e., October 1, 2012 through December 31, 2012) is US$3.0 Million, then Inspire shall pay InSite an additional Quarterly True Up payment of US$1.75 Million (i.e., US$4.75 Million minus US$3.0 Million).

(C) Further, if as of March 31, 2013 (the end of the second calendar quarter of the Fifth Minimum Royalty Period ) the cumulative Inspire Royalties due and payable pursuant to Section 5.4 between October 1, 2012 and March 31, 2013 is US$5.5 Million, then Inspire shall pay InSite an additional Quarterly True Up payment of US$2.25 Million (i.e., the difference between US$9.5 Million (i.e., two times US$4.75 Million) and (US$5.5 Million plus US$1.75 Million)

(D) Further, if as of June 30, 2013 (the end of the third calendar quarter of the Fifth Minimum Royalty Period ) the cumulative Inspire Royalties due and payable pursuant to Section 5.4 between October 1, 2012 and June 30, 2013 is US$7.5 Million, then Inspire shall pay InSite an additional Quarterly True Up payment of US$2.75 Million (i.e. the difference between US$14.25 Million (i.e., three times US$4.75 Million) and (US$7.5 Million plus US$1.75 Million plus US$2.25 Million).

(iii) Notwithstanding the foregoing, Inspire shall, within three business days of the First Amendment Effective Date, pay InSite US$7,293,251, which represents the Quarterly True Up payments due for the first, second and third calendar quarters of the Fourth Minimum Royalty Period. Any Quarterly True Up payment due pursuant to this Section 5.3(a) for the fourth calendar quarter of the Fourth Minimum Royalty Period and all calendar quarters of the Fifth Minimum Royalty Period shall be determined as set forth above.”

ARTICLE 2

MISCELLANEOUS

2.1 Defined Terms. Capitalized terms used in this First Amendment that are not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

2.2 Full Force and Effect. This First Amendment amends the terms of the Agreement and is deemed incorporated into, and governed by all other terms of, the Agreement. To the extent that the Agreement is explicitly amended by this First Amendment, the terms of this First Amendment will control where the terms of the Agreement are contrary to or conflict with the terms of this First Amendment. All other terms and conditions of the Agreement not explicitly amended by this First Amendment shall remain in full force and effect. The Agreement shall, together with this First Amendment, be read and construed as a single instrument.

2.3 Further Actions. Each Party shall execute, acknowledge and deliver such further instruments, and do all other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this First Amendment.

2.4 Counterparts. This First Amendment may be executed in one or more counterparts (facsimile and electronic transmission included), and by the respective Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same Agreement. After facsimile or electronic transmission, the parties agree to execute and exchange documents with original signatures.

IN WITNESS WHEREOF, duly authorized representatives of the Parties have duly executed this First Amendment as of the First Amendment Effective Date.

INSITE VISION INCORPORATED

By:	/s/ Timothy Ruane
Name:	Timothy Ruane
Title:	Chief Executive Officer

INSPIRE PHARMACEUTICALS, INC.

By:	/s/ Stephen C. Propper
Name:	Stephen C. Propper
Title:	Assistant Treasurer